Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-48204, 333-126036, 333-149809 and 333-210072), pertaining to the Hurco Companies, Inc. 1997 Stock Option and Incentive Plan, the Hurco Companies, Inc. 2008 Equity Incentive Plan, and the Hurco Companies, Inc. 2016 Equity Incentive Plan, of our reports dated January 6, 2017, with respect to the consolidated financial statements and schedule of Hurco Companies, Inc. and the effectiveness of internal control over financial reporting of Hurco Companies, Inc. included in this Annual Report (Form 10-K) for the year ended October 31, 2016.

/s/ Ernst & Young LLP

Indianapolis, Indiana
January 6, 2017